Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of National Commerce Corporation of our report dated March 9, 2018 with respect to the consolidated financial statements of National Commerce Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of National Commerce Corporation for the year ended December 31, 2017.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

August 1, 2018